EXHIBIT 3.1(m)

AMENDED CERTIFICATE OF DESIGNATIONS OF
SERIES E JUNIOR PARTICIPATING PREFERRED STOCK
of
EOG RESOURCES, INC.

Pursuant to Section 151
of the General Corporation Law
of the State of Delaware

    EOG Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

    I. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, established the voting powers, designations, preferences and relative, participating and other rights of, and the qualifications, limitations or restrictions of, a series of 1,500,000 shares of Series E Junior Participating Preferred Stock (the "Series E Preferred Stock") and, on February 14, 2000, filed a Certificate of Designations with respect to such Series E Preferred Stock in the office of the Secretary of State of the State of Delaware.

    II. That the Board of Directors of the Company has adopted the following resolutions:

    WHEREAS, the Board of Directors deems it advisable and in the best interest of the Company to amend the Certificate of Designations of the Company's Series E Junior Participating Preferred Stock (the "Certificate of Designation") to increase the number of authorized shares of Series E Junior Participating Preferred Stock (the "Series E") from 1,500,000 shares to 3,000,000 shares.

    NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 151 of the Delaware General Corporation Law ("DGCL") and Section 1 of the Certificate of Designation, the Certificate of Designation is hereby amended by replacing the "1,500,000" in Section 1 with "3,000,000" (the "Amendment").

    RESOLVED, that the appropriate officers of the Company are each hereby authorized and empowered, for and on behalf of the Company, to execute, acknowledge and file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Designation setting forth the Amendment in accordance with the provisions of the DGCL".

    IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of this 7th day of March, 2005.

EOG RESOURCES, INC.

By: /s/ HELEN Y. LIM
Name: Helen Y. Lim
Title: Treasurer